                                                                    EXHIBIT 10.6

                                                                 RONALD M. ROWAN
                                                             November 17th, 2000


                              CASINO DATA SYSTEMS
                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into effective the 17th day of November, 2000 (the "Effective Date"), by and between Casino Data Systems, a Nevada corporation ("CDS") and Ronald Rowan ("Employee"). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CDS and Employee hereby agree as follows:

         1.       EMPLOYMENT: SERVICES.

                  1.1 CDS hereby hires and employs Employee and Employee hereby accepts such hiring and employment for the position set forth on Exhibit A (the "Position") and for the purpose of performing those services (the "Services") which are usual and customary for the Position. Employee shall use diligent efforts and shall devote such time and energies as may be reasonably required to perform the Services to the best of Employee's ability. Employee's Services also include all tasks and obligations of a general nature necessary for the operation and maintenance of Company. The precise services of the Employee may be extended or curtailed, from time to time, at the direction of Company. The Employee shall assume and perform such further reasonable responsibilities and duties as may be assigned to him from time to time by Company.

                  1.2 Employee shall not engage in, have a relationship with or become interested in nor have an equity or profit participation in any business, calling, or enterprise which is in Direct Competition with the Company (other than a passive investment not to exceed 5% of the total equity of any entity) while Employee is employed by Company. The Company is engaged in the following endeavors:
         1) Production of accounting, tracking and reporting software for Casino Floor Operations;
         2) Production of Gaming Devices for Casinos;
         3) Operation of Gaming Devices;
         4) Production of signs and displays for Casinos; and
         5) Development of tools and libraries for professional programmers which tools and libraries are intended for sale to end users.
For purposes of this Agreement, a business, calling or enterprise which is in Direct Competition with the Company is one which is engaged in the endeavors listed above in the Jurisdictions in which the Company is licensed, provided that the Company is still actively conducting business in these areas. Employee shall not engage in any endeavor that prevents Employee from fulfilling Employee's obligations to the Company.


                  1.3 Employee shall report only to the person identified in Exhibit A as the "Supervisor". Employee's Supervisor shall at all times during the term of this Agreement have final and complete authority over Employee with respect to all decisions related to the Services and the direction and control of Employee. In all cases set forth in this Agreement requiring Board action, the Board shall act by majority vote.
         2.       Term.

                  2.1 The term of this Agreement shall commence on the Effective Date (the "Effective Date") and shall expire on November 17th, 2003, unless terminated earlier pursuant to one or more of the following provisions:

                           2.1.1    CDS shall have the right to terminate this
Agreement and the Services by delivery of written notice to Employee, provided that a majority of the Board has voted to terminate this Agreement. In such case, this Agreement shall terminate thirty (30) days following the date of delivery of such notice.

                           2.1.2    Employee shall have the right to terminate
this Agreement and the Services by delivery of written notice to CDS at any time. In such case, this Agreement shall terminate thirty (30) days following the date of delivery of such notice.

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                                                                 RONALD M. ROWAN
                                                             November 17th, 2000

                           2.1.3    This Agreement shall terminate upon
Employee's death.

                  2.2      In the event that any of the following events occurs:

                           2.2.1    This Agreement is terminated by CDS without
"Good Cause" (defined below), or

                           2.2.2    Employee resigns for "Good Reason" (defined
below) prior to the expiration of this Agreement's term, then, in addition to all salary, prorated bonus, and benefits due to the effective date of termination, CDS shall also pay to Employee severance compensation as follows:

         Employee will be paid in the amount of $175,000.00, plus increases as determined in prior compensation reviews, plus a bonus equal to the previous year's bonus. In addition, during the period of severance payments the Employee shall continue to receive all of the Company's employee benefits, if eligible, and if not eligible for health benefits, the Company shall pay the COBRA premiums for continuation coverage during the period of severance payments.


                  2.3 If this Agreement is terminated by CDS prior to the end of its term for Good Cause or if Employee resigns for other than Good Reason, then CDS shall pay Employee's Salary, and benefits only through the effective date of termination of employment.

                  2.4 As used herein, "Good Cause" shall mean any of the following:

                           2.4.1    Employee persists in taking actions
reasonably considered to be in material breach of this Agreement by CDS; or

                           2.4.2    Employee is guilty of any grave misconduct
or willful material neglect in any discharge of any of Employee's material duties hereunder to the detriment of CDS as determined by a majority of the Board of Directors in the reasonable exercise of their discretion; or

                           2.4.3    Employee is convicted of any serious
criminal offense which, in the reasonable opinion of the Board, affects Employee's position as an employee of CDS; or

                           2.4.4    Employee has engaged in any conduct or has
engaged in relationships with other persons that would, in the reasonable opinion of the Board, jeopardize any existing or future gaming licenses held or sought by CDS.

                  2.5 As used herein, "Good Reason" shall mean one of the following shall occur, and employee acts to terminate for Good Reason within eighteen months of such occurrence:

                           2.5.2    Employee has been demoted; or

                           2.5.3    Employee has incurred a substantial
reduction in Employee's authority or responsibility (as that authority and/or responsibility is defined in Exhibit 'A'); or

                           2.5.4    There has been a material change in
Employee's working hours or working days to non-normal working hours or non-normal working days; or

                           2.5.5    Employee has incurred material reduction in
Employee's remuneration either as base pay or benefits.

                                                                 RONALD M. ROWAN
                                                             November 17th, 2000

         3.       COMPENSATION.

                  3.1 From and after the Effective Date, CDS shall pay to Employee an annual gross base salary (the "Base Salary") equal to the amount set forth on Exhibit A hereof which Base Salary shall be payable in twenty-six equal installments. Such installments shall be paid in arrears every two (2) weeks.

                  3.2 Should the Corporation reach its goal as reasonably determined by the Board of Directors, then Employee shall receive an annualized bonus (the "Bonus") of the amount specified on Exhibit A hereof, payable at the end of January of each year. For any year in which employee terminates his employment at less than a full year for Good Cause, then the bonus shall be pro-rated at termination such that employee receives a bonus equally to the number of whole or partial months employee is employed during any partial year multiplied by one-twelfth of the bonus employee would have received as determined by the most recent Financial Operations Review derived Projected financial performance for the Company for the year, or if the practice of Financial Operation Reviews is discontinued, its equivalent as agreed to by Employee and the Corporation.

                  3.4 CDS shall withhold all relevant income taxes, unemployment insurance, Social Security contributions, worker's compensation insurance, and other customary amounts from Employee's Base Salary and Bonus, if any, prior to distribution of the net proceeds therefrom to Employee.

                  3.5 Employee shall be eligible for any other benefits as may be provided by CDS from time to time for its executive employees, pursuant to CDS' policies and eligibility requirements with respect thereto. Such benefits may be amended, changed, or terminated from time to time by the Board, in its sole discretion, provided that CDS takes such action with respect to all employees similarly situated as Employee and does not discriminate against Employee in any such action.

                  3.6 CDS shall have the right to purchase "key man" insurance covering Employee at any time. Any such policy and the proceeds therefrom shall at all times remain the property of CDS, which shall at all times be designated beneficiary thereunder and neither Employee nor Employee's estate, heirs, or beneficiaries shall have any right, title or interest therein or thereto.

                  3.7 All stock options of CDS held by Employee, whether granted before or following the date of this Agreement, shall, notwithstanding any other conditions described in the agreements covering such stock options, vest in their entirety upon a Change of Control (as defined in Section 2.5.1 herein) occurring during the term of this Agreement.
                  3.8 Employee shall be reimbursed for Employee's authorized out-of-pocket expenses incurred on behalf of Company. Employee shall maintain records in such detail as Company may require in order to comply with the substantiation requirements of the U.S. Internal Revenue Code. Materials or items that have been purchased by Employee and reimbursed by Company (or which are related to items which have been reimbursed by Company) shall be the property of Company. Examples of such items or materials include but are not limited to books, magazines, software, hardware, documentation, furniture, computers, equipment, clothing, and name badges.
                  3.9 Company shall pay the costs of any professional dues or fees incurred by Employee. Company shall pay the costs and expenses of Employee's continuing education, including tuition, fees, travel and per diem.

         4.       NON-COMPETITION.

                           4.1.1 This non-competition provision shall remain in effect until:

                           4.1.2    Employee dies; or

                                                                 RONALD M. ROWAN
                                                             November 17th, 2000

                           4.1.3    Employee's employment with CDS is terminated
without Good Cause or is terminated by Employee for Good Reason; or

                           4.1.4    One year after the date of the termination
of Employee's employment by CDS for Good Cause or the termination of Employee's employment by Employee without Good Reason; or

                           4.1.5    One year after the termination of Employee's
employment with CDS by reason of the expiration of this Agreement and Employee's refusal at CDS's request to renew this Agreement for other than Good Reason.

The term of this non-competition provision shall expire as specified in the applicable subsection above upon the happening of the first of any of the above events to occur.

                  4.2 During the term of this non-competition provision, Employee shall not, either directly or indirectly, for or on behalf of Employee or for or in conjunction with any other person, company, or other entity, whether as an employee, independent contractor, consultant, shareholder, owner, or otherwise, engage in any business, calling, or enterprise which is in Direct Competition with the Company (as that term is defined above) in any jurisdiction in which Company does business. Without limiting the generality of the foregoing, during the term of this non-competition provision, Employee shall not call upon any customer or potential customer of CDS or any related entity of CDS, perform any of the Services or other activities which Employee performed while in the employ of CDS for a competitor of CDS or its related entities, solicit orders for any products or services similar to those products or services of CDS, divert or take away any customer or business opportunity of CDS or any related entity of CDS, entice or hire away any employee from CDS or any related entity of CDS, or otherwise compete with CDS in any manner during the term of this Agreement.

                  4.3 Furthermore, during the term of this Agreement and for a period of one year after termination of or separation from employment Employee shall not disrupt, damage, impair or interfere with the business or operations of Company.



         5. CONFIDENTIALITY; PROPRIETARY RIGHTS OF CDS; DISCLAIMER OF RIGHTS TO TECHNOLOGY AND INTELLECTUAL PROPERTY.

                  5.1 At all times during the term of this Agreement and from and after the termination of this Agreement, whether such termination takes place in accordance with the provisions of this Agreement or for any other reason, and whether this Agreement is terminated for or without cause, Employee shall keep strictly confidential and secret any and all proprietary or confidential information related to CDS or CDS' business, whether such information is obtained by Employee in the course of Employee's employment or otherwise. Without limiting the generality of the foregoing, Employee shall not disclose to any other person, company, or entity (except in connection with Employee's duties and obligations consistent wit the terms of this Agreement and the scope of the Services) any aspect of CDS' business methods, manufacturing processes, business secrets, business systems or products, customer names, prospective customers, accounting systems, computer software or hardware systems, or marketing or business plans (collectively, the "Confidential Information").

                           The Employee recognizes that the disclosure of
Confidential Information or trade secrets by the Employee may give rise to irreparable injury to Company, which may not be adequately compensated by damages. Accordingly, in the event of a breach or threatened breach by the

                                                                 RONALD M. ROWAN
                                                             November 17th, 2000

Employee of any provision of this section, Company shall be entitled to an injunction restraining the Employee from disclosing, in whole or in part, the confidential information defined in this paragraph, or from rendering any services to any person, firm corporation, association or other entity to whom such confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from the Employee. The undertaking set forth in this section shall survive the termination or cancellation of this Agreement or of the separation of Employee's employment.

                           The Employee may not remove any Confidential
Information or trade secrets from the premises of Company without the written consent of Company, except to enable Employee, if Employee so desires, to work at home or another convenient location. The Employee promises and agrees to protect and maintain the confidentiality of any materials removed from the Company's premises, and to promptly return any such information to the Company's premises.

Notwithstanding the foregoing, Company understands that Employee has years of experience in the same or similar businesses as Company and that Employee has the right to use such pre-acquired knowledge for Employee's own benefit and to earn a living and enjoy a career in the future, either as a principal or employee with another organization.

                  5.2 The foregoing notwithstanding, Confidential Information does not include any of the following:

                           5.2.1    Information which through no wrongful act or
failure to act on the part of the Employee becomes generally known or available, or

                           5.2.2    Information which is furnished to others by
CDS without restriction on disclosure, or

                           5.2.3    Information which is hereafter furnished to
Employee by third parties as a matter of right and without restriction on disclosure, or

                           5.2.4 Information which is known to others in the industry or is ascertainable from other sources without a breach by the other sources of any nondisclosure agreement on their part.

                  5.3 Employee agrees that upon request by Company, and in any event upon termination of or separation from employment, Employee shall turn over to Company all equipment, tools, furnishings, materials, documents, papers, discs or any other property, real or personal, tangible or intangible, in any media whatsoever, which property is in the Employee's possession or under Employee's control and which property rightfully belongs to Company. In addition, upon request by Company, and in any event upon termination of or separation from employment, Employee shall immediately turn over to Company any documents, materials, discs or writings of any kind whatsoever in any media whatsoever, including all duplicates, which may contain or be derived from Confidential Information or any of the Intellectual Property, together with all documents, notes or other work product which is connected with or derived from Employee's services to Company. Employee agrees that the Employee shall have no proprietary interest in any work product developed for Company in the course of employment and arising out of Employee's employment by Company.

                  5.4 At all times during the term of this Agreement and from and after the termination of this Agreement, Employee shall hold in a fiduciary capacity for the benefit of CDS and shall disclose fully to CDS immediately upon origination, discovery, invention or acquisition, any and all inventions, discoveries, improvements, apparatus, processes, compounds, formulae, computer programs, patents, licenses, copyrights and trademarks made,

                                                                 RONALD M. ROWAN
                                                             November 17th, 2000

                           invented, discovered, developed or secured by Employee during his employment by CDS, solely or jointly with others, or otherwise, and which may be directly or indirectly useful in, or relate to, the manufacture, production, sale, development, or use of any product or service of CDS, and all of the foregoing shall be owned exclusively by CDS. Employee agrees and acknowledges that the compensation paid to Employee under this Agreement is full and adequate consideration for Employee's covenants under Section
                           5.4 and that employee shall not be entitled to receive any other compensation, fee, commissions, royalty or other amount in connection therewith.


                  5.5 All work performed by Employee while in the employ of Company, (during business hours or not) in any language, on any platform, for any operating system, in any media or in any form whatsoever (including but not limited to any of the Confidential Information), shall be deemed to have been done at the instruction of the Company, shall be a "Work Made for Hire" within the meaning of the Copyright Act, shall be the property of Company and may not be used by Employee for any purpose except the benefit of the Company. Any and all such property shall be forthwith delivered to the Company upon the Company's request.

The only exception to the above paragraph concerning all work being property of the Company shall be work prepared by the Employee, which meets all of the following conditions;

         (a) The work is performed on the Employee's own time,
         (b) The work does not compete with any past or present project or product of Company,
         (c) The work does not relate at the time of conception or reduction to practice of the work or Invention to the Company's business, or actual or demonstrably anticipated research or development of the Company,
         (d) The work does not interfere with Employee's work for Company, even if Employee is required to work after hours or longer than the regular hours of business for Company and
         (e) Employee has not used any of Company's equipment, supplies, facilities, trade secret information, Confidential Information, or Intellectual Property for any purpose not related to the business of Company without the Company's express written consent.

         Any exceptions to this section shall be in writing.

         Employee shall, from time to time as may be requested by Company, do all things which may be necessary to establish or document Company's ownership of any work or work product which is properly the Property of Company, including, but not limited to execution of appropriate copyright applications, copyright assignments, transfers, sales, releases or any and all other documents or writings. Employee hereby waives any power Employee may have to control, cause to modify or otherwise effect the Intellectual Property, and hereby transfers all such powers, including but not limited to any powers of Droit Morale, to Company. Employee hereby irrevocably appoints Company as his attorney in fact empowered solely to execute any documents necessary to establish Company's ownership rights, rights to maintain, rights to defend and rights to control any of the Intellectual Property and/or Confidential Property.


         6.       INDEMNITY; SURVIVAL.

                  6.1 Each of Employee and CDS shall indemnify, defend, and hold harmless the other from and against any and all loss, cost, damage, liability, or expense, as a result of malicious conduct of the other, or a willful breach of a duty of good faith. As to Employee, this indemnity shall only apply to Employee's actions and duties as an employee of CDS. This indemnity is not intended to nor shall it be interpreted to alter, amend or in any way effect Employee's actions or duties as a member of the Board (if applicable), or the respective indemnification provisions affecting or relating to all Directors of CDS.
                  6.2 The provisions of Articles 4, 5 and 6 of this Agreement shall survive the termination of this Agreement.

                                                                 RONALD M. ROWAN
                                                             November 17th, 2000

         7.       MISCELLANEOUS PROVISIONS.

                  7.1 FILES. All records contained in the files of CDS (other than Employee's personal background and financial information) shall be the property of CDS and Employee shall not remove such records upon termination of Employee's employment with CDS. Upon such termination, and at Employee's written request, CDS shall provide Employee with copies of all of Employee's personal background and financial information then held by CDS and CDS shall destroy all remaining copies including any electronic form of such information.

                  7.2 INTEGRATION: AMENDMENTS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect thereto. This Agreement may not be altered, amended, changed, terminated or modified in any respect or particular unless the same shall be in writing and signed by the part to be changed.

                  7.3 ATTORNEY'S FEES. In the event of any action for or breach of, to enforce the provisions of, or otherwise arising out of or in connection with this Agreement, the prevailing party in such action, as determined by the court in such action, shall be entitled to receive its reasonable attorney's fees and costs from the other party. If a party voluntarily dismisses an action, a reasonable sum as attorney's fees shall be awarded to the other party.

                  7.4 NEVADA LAW; JURISDICTION AND VENUE. This Agreement, including Exhibit A attached hereto, shall be governed by and construed in accordance with the law of the State of Nevada. The parties hereby consent to the personal jurisdiction of any court of competent jurisdiction with the State of Nevada. The exclusive venue for any action or proceeding relating to or arising out of this Agreement shall be Clark County, Nevada.

                  7.5 BINDING EFFECT. Employee acknowledges that the Employee's obligations and duties under this Agreement are unique personal services benefiting CDS and shall not be delegated in any manner or respect nor shall this Agreement be assigned by Employee. This Agreement may not be assigned by CDS without Employee's prior consent, except in connection with any sale or transfer of all or part of CDS's business, in which case no consent of Employee shall be required. This Agreement shall be binding upon and inure to the benefit of any permitted heirs, successors, and assigns.

                  7.6 VALIDITY. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid based upon applicable law. But, if any provision or part of any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or prohibited thereunder, such provision or part of any such provision shall be ineffective only to the extent of such invalidity or prohibition, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  7.7 HEADINGS. The headings of the sections of this Agreement are inserted solely for convenience of reference and are not part of and are not intended to govern, limit or aid in the construction of any item or provision of this Agreement.

                  7.8 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person to the other party, or sent by certified United States Mail, with postage prepaid.

                  7.9 WAIVER. The failure of either party to enforce any of its rights or remedies in connection with a breach of this Agreement by the other party or in any other case shall not be deemed to be a waiver of said first party's rights or remedies with respect thereto or with respect to any other breach of this Agreement by the other party. No such waiver of rights or remedies shall exist unless the same shall be in writing and signed by the party to be charged.

                                                                 RONALD M. ROWAN
                                                             November 17th, 2000

                  7.10 REMEDIES. Employee acknowledges that CDS' remedy at law for any breach or threatened breach by Employee of Articles 4 and 5 hereof will be inadequate. Therefore, CDS shall be entitled to injunctive and other equitable relief restraining Employee from violating those requirements, in addition to any other remedies that may be available to CDS under this Agreement or applicable law.


         IN WITNESS WHEREOF, CDS and Employee have executed this Agreement as of the date first set forth above.


CASINO DATA SYSTEMS,                        EMPLOYEE
A Nevada corporation

BY:/s/ Steven A. Weiss                      /s/ Ronald Rowan
   -----------------------                  --------------------
   Its: CEO/Chairman
   -----------------------

                                                                 RONALD M. ROWAN
                                                             November 17th, 2000

                                                                       EXHIBIT A

Employee:         Ronald M. Rowan

Position:         Chief Financial Officer Supervisor: Steve Weiss or Nominee
                  Compensation Continuation
Period:  One Year

Base Salary:      One Hundred and Seventy-Five Thousand, annually, plus
increases as determined in compensation reviews.

Annual Bonus:     A base of Forty Percent of annual salary, plus any increases added by the compensation committee. A percentage of the base bonus amount equal to the percentage of the EBITDA target (as established by the Board of Directors) achieved by the Company is awarded to the employee if annual EBITDA equals or exceeds 90% the EBITDA target. No bonus is paid if the Company fails to achieve at least 90% of the EBITDA target.

Additional Terms:          Employee agrees to keep confidential and not disclose
to any third party, information concerning Employee's personnel records, including financial and background information, except as may be required by law or by gaming regulatory authorities.

Responsibilities: The principal Chief Financial Officer and Corporate Secretary for the consolidated Company reporting to the CEO and responsible for management of all aspects of treasury, financial management and reporting, investor relations and the administrative functions of the Company including Human Resources, Information Technologies and Business Policies and Procedures. In carrying out these duties, serves as primary interface with stock and industry analysts, banks and the financial press. Expected to routinely make presentations at investor conferences and to the Board of Directors.